As filed with the Securities and Exchange Commission on March 19, 2008
File No. 001-31950

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10
Amendment No. 7
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

MoneyGram International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1690064 (I.R.S. Employer Identification No.)

1550 Utica Avenue South Minneapolis, Minnesota (Address of Principal Executive Offices)	55416 (Zip Code)
(952) 591-3000
(Registrant’s Telephone Number, Including Area Code)
Securities to be registered
pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Preferred Share Purchase Rights	The New York Stock Exchange
Securities to be registered
pursuant to Section 12(g) of the Act:
None

Item 11.	Description of Registrant’s Securities to be Registered
     Item 11 of Form 10 filed by MoneyGram International, Inc., a Delaware company (the “Corporation”) on December 29, 2003, as amended on March 30, 2004, May 17, 2004, June 3, 2004, June 14, 2004, June 17, 2004, and February 12, 2008, relating to Preferred Stock Purchase Rights is hereby amended to provide:
     On March 17, 2008, the Corporation entered into an Amended and Restated Purchase Agreement (the “Purchase Agreement”) among the Corporation, affiliates of Thomas H. Lee Partners, L.P. and affiliates of Goldman, Sachs & Co. (each of the foregoing parties referred to collectively as the “Investors”). The Purchase Agreement provides for, among other things, the purchase by the Investors in private placements of shares of convertible preferred stock of the Corporation (the “Transaction”).
     On March 17, 2008, in connection with entering into the Purchase Agreement, the Corporation entered into the Second Amendment (“Amendment No. 2”) to the Rights Agreement, dated as of June 30, 2004 (the “Rights Agreement”), by and between the Corporation and Wells Fargo Bank, N.A., as Rights Agent. Amendment No. 2 supplements and adds certain definitions in the Rights Agreement and provides, among other things, that no Investor or any of its Affiliates or Associates shall be deemed to be an Acquiring Person and that no Distribution Date or Shares Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur, in each case, solely by virtue of the approval, execution or delivery of the Purchase Agreement or the Transaction. Amendment No. 2 replaces the First Amendment to the Rights Agreement, dated February 11, 2008, which will be of no further effect.
     The Rights Agreement is filed as Exhibit 4.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2004, and is incorporated herein by reference. Amendment No. 2 is filed as Exhibit 4.1 to the Current Report on Form 8-K, filed with the Commission on March 18, 2008, and is incorporated herein by reference. The foregoing descriptions of the Rights Agreement and Amendment No. 2 do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 15.	Financial Statements and Exhibits
(b) Exhibits. The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Description
4.1	Second Amendment, dated as of March 17, 2008, to the Rights Agreement, dated as of June 30, 2004, by and between MoneyGram International, Inc. and Well Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the MoneyGram International, Inc. Current Report on Form 8-K dated March 18, 2008).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment no. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.
Date: March 19, 2008	By:	/s/
Philip W. Milne
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Second Amendment, dated as of March 17, 2008, to the Rights Agreement, dated as of June 30, 2004, by and between MoneyGram International, Inc. and Well Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the MoneyGram International, Inc. Current Report on Form 8-K dated March 18, 2008).